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                                                               EXHIBIT 99-B.8.56

                             PARTICIPATION AGREEMENT

     Aetna Insurance Company of America (the "Company"), OppenheimerFunds Distributor, Inc. (the "Distributor") and OppenheimerFunds Services ("OFS"), a division of OppenheimerFunds, Inc., hereby agree to an arrangement whereby Class A shares of certain registered investment companies listed in Schedule B (individually a "Fund" and collectively, the "Funds") shall be made available to serve as underlying investment media for Variable Annuity Contracts ("Contracts") to be issued by the Company.

1.   ESTABLISHMENT OF ACCOUNTS; AVAILABILITY OF FUND SHARES.

     (a) The Company represents that it has established Variable Annuity Account I and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Florida Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

     (b) Distributor shall make Class A shares of the Funds available for purchase by each Account through the broker/dealer of record, if any, at net asset value without sales charge (and without the payment of a sales commission) in accordance with the terms of each Fund's then current prospectus and statement of additional information. It is acknowledged and agreed that the availability of the shares of any Fund shall be subject to such Fund's then current prospectus and statement of additional information, federal and state securities laws and applicable rules and regulations of the National Association of Securities Dealers, Inc.

     (c) The Company understands that the investments of the Funds will not be diversified within the meaning of Section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations under the Code. The Company further understands that all beneficial interests in the Funds will not be owned by one or more insurance companies or other parties permitted under Regulation 1.817-5(f)(3) under the Code.

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2.   (a)  SERVICES PROVIDED BY THE COMPANY. The Company shall maintain the account records for each Contract owner, including a daily record of the number of shares of a Fund owned by the Contract owner, the value of each Contract owner's account, the dividends accrued on such accounts, and a record of all exchanges, purchases, and redemptions for each Contract owner account. Distributor, OFS, and the Funds shall not have any responsibility with respect to the provision of administrative services, or recordkeeping services for Contract owners, including tax reporting or tax withholding. The Company shall maintain one omnibus account per Account in each Fund registered in the name of the Account. Distributor, OFS, and the Funds shall not maintain separate accounts for Contract owners.

     (b) REPORTING. The Company shall maintain and preserve all records as required by applicable law, rules and regulations and/or this Agreement to be maintained and preserved in connection with providing the services described herein, and will otherwise comply with all laws, rules and regulations applicable thereto. At OFS' request, the Company shall provide OFS with any and all information about the Accounts and number of participants, as may be reasonably necessary to permit OFS or the Funds to comply with any request of the board of directors or trustees of the Funds or of a governmental body, or self-regulatory organization. The parties acknowledge that the Company shall have no duty to provide any information about the participants to the board of directors or trustees other than the number of participants invested in the Funds. The Company shall have its recordkeeping system audited annually by an independent accounting firm qualified to conduct such audits and shall provide OFS with a copy of the auditor's SAS 70 report within 30 days of its issuance. The Company shall provide OFS or its designated agent reasonable access to its records relating to the Accounts invested in the Funds to permit OFS to audit or review (i) the Company's compliance with the terms of this Agreement and any other agreement between the parties,
          (ii) the accuracy of the Company's recordkeeping system, and (iii) the accuracy of the invoices submitted to OFS and Distributor for payment.

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3.   PRICING INFORMATION; ORDERS; SETTLEMENT.

     (a) The Distributor will make Class A shares of the Funds available to be purchased by the Company, on behalf of each Account, and will accept redemption orders from the Company, on behalf of each Account, at the net asset value applicable to each order on those days on which the Fund calculates its net asset value (a "Business Day"). Fund shares shall be purchased and redeemed in such quantity and at such time determined by the Company to be necessary to meet the requirements of those Contracts for which the Fund(s) serve as underlying investment media, provided, however, that the Board of Trustees/Directors of a Fund (hereinafter the "Trustees") may without notice to the Company, refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in the best interests of the shareholders of any Fund and is acting in compliance with their fiduciary obligations under federal and/or any applicable state laws.

     (b) The Distributor will provide to the Company closing net asset value, dividend and capital gain information at the close of trading each day that the New York Stock Exchange (the "Exchange") is open (each such day a "Business Day"), and use its best efforts to provide or cause to be provided by 6:30 p.m. Eastern Standard time on each Business Day, but in no event shall communicate such information later than 7:00 p.m. Eastern Standard time on such Business Day unless the delay is due to extraordinary circumstances. The Company will send via facsimile or electronic transmission to OFS or its specified agent orders to purchase and/or redeem Fund shares by 9:00 a.m. Eastern Standard Time the following business day. Payment for net purchases will be wired by the Company to an account designated by the Distributor to coincide with the order for shares of the Fund.

     (c) The Distributor hereby appoints the Company as its agent for the sole purpose of accepting purchase and redemption orders for Fund shares relating to the Contracts from Contract owners. Except as provided in the foregoing sentence, the Company shall not be, nor hold itself out to the public or engage in any activity as, an agent or distributor for the Funds, or agent for OFS or Distributor or any of their affiliates. Orders from Contract owners received from any distributor of the Contracts (including affiliates of the Company) by the Company, acting as agent for the Distributor, prior to the close of the Exchange (as indicated by date and time stamping) on any given business day will be executed by the OFS, as transfer agent for the Funds, at the net asset value determined as of the close of the Exchange on such Business Day, provided that the OFS receives written (or facsimile) notice of such order by 9 a.m. Eastern Standard Time on the next following Business Day. Any orders received by the Company acting as agent on such day but after the close of the

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          Exchange will be executed by OFS at the net asset value determined as of the close of the Exchange on the next business day following the day of receipt of such order, provided that OFS receives written (or facsimile) notice of such order by 9 a.m. Eastern Standard Time on the next Business Day following the day of receipt of such order.

     (d) Payments for net redemptions of shares of the Fund will be wired by OFS to an account designated by the Company on the same Business Day the Company places an order to redeem Fund shares. Payments for net purchases of the Fund shares will be wired by the Company to an account designated by OFS on the same Business Day the Company places an order to purchase Fund shares. Payments shall be in federal funds transmitted by wire.

     (e) In lieu of applicable provisions set forth in paragraphs 3(a) through 3(d) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's Fund/SERV system in which case such activities will be governed by the provisions set forth in an Exhibit to this Agreement.

     (f) Each party has the right to rely on information or confirmations provided by the other party (or by any affiliate of the other party), and shall not be liable in the event that an error is a result of any misinformation supplied by the other party

     (g) The Distributor shall indemnify and hold the Company harmless, from the effective date of this Agreement, against any amount the Company is required to pay to Contract owners due to: (i) an incorrect calculation of a Fund's daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or unreasonably late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by the Company, with supporting data, to Distributor; provided, however, that no such amounts shall be returned if they are not deemed material pursuant to the then prevailing pricing error guidelines as set forth by the Securities and Exchange Commission and its staff. In addition, subject to the limits described in this subparagraph, OFS or the Distributor shall be liable to the Company for systems and out of pocket costs incurred by the Company in making a Contract owners's or a participant's account whole, if such costs or expenses are a result of OFS's or the Distributor's failure to provide timely or correct net asset values, dividend and capital gains or financial information and if such information is not corrected by 4:00 p.m. East Coast time of the next business day after releasing such incorrect information provided the incorrect NAV as well as the correct NAV for each day that the error occurred is provided. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contract owner's account whole shall be

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          borne by the party providing the incorrect information, regardless of when the error is corrected. Any gain by a Contract owner attributable to the incorrect calculation or reporting of the daily net asset value, dividend rate or capital gains distribution rate shall, to the extent permissible promptly be returned to the Fund(s) involved; provided, however, that no such amounts shall returned if they are not deemed material pursuant to the then prevailing pricing error guidelines as set forth by the Securities and Exchange Commission and its staff.

          The following limits shall apply to the collective liabilities of the Distributor and/or OFS , as appropriate, to the Company for systems and out of pocket costs incurred by the Company if such costs or expenses are a result of the Distributor or OFS's failure to provide the Company with such correct or timely information: (i) $1,000 per day for each day that incorrect information provided by the Distributor or OFS is not corrected, if such period does not include a month-end or a fiscal quarter-end, (ii) $1,500 per day for each day that such incorrect information provided by the Distributor or OFS is not corrected, if such period does include a month-end or a fiscal quarter-end, and (iii) up to $50,000 per occurrence in the aggregate under (i) or (ii) above. Any incorrect information that has as a common nexus any single error shall be deemed to be one occurrence for these purposes provided all corrections are provided at the same time.

     (g) The Company shall assume responsibility for any loss to Distributor or to OFS caused by the cancellation or correction made to an order subsequent to the date on which such order has been received by the Company and originally relayed to Distributor, and the Company will immediately pay such loss to Distributor or OFS upon receipt of written notification with supporting data.

     (h) The Company agrees to purchase and redeem the shares of the Funds named in Schedule B offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information.

     (i) The Company acknowledges that the Funds or their designated agent will accept instructions only from the Company and that neither the Funds nor their designated agent will accept instructions directly from a Contract owner or participant.

4.   FEES.

     In consideration of services provided by the Company under this Agreement, the Company shall receive fees as set forth in Schedule C.

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5.   EXPENSES.

     (a) Except as otherwise provided in this Agreement, all expenses incident to the performance by the Distributor or OFS under this Agreement shall be paid by the Distributor or the Fund as the case may be, including the cost of registration of Fund shares with the Securities and Exchange Commission (the "SEC") and in states where required. The Company shall pay no fee or other compensation to the Distributor or OFS under this Agreement, and the Distributor or OFS shall pay no fee or other compensation to the Company, except as provided herein and in Schedule C attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

     (b) The Distributor shall provide to the Company, at the location designated by the Company, periodic fund reports to shareholders and other materials that are required by law to be sent to Contract owners or participants. In addition, the Distributor shall provide the Company, at the Company's reasonable request, with a sufficient quantity of Fund prospectuses, statements of additional information and any supplements to any of these materials, to be used in connection with the offerings and transactions contemplated by this Agreement.

     (c) The Distributor shall provide the company with a sufficient quantity of Fund proxy material that is required to be sent to Contract owners or participants. The cost associated with proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage) will be paid by the Distributor.

6.   REPRESENTATIONS.

     (a) The Company agrees that it and its agents shall not, without the written consent of the Distributor, make representations concerning the Fund, or its shares except those contained in the then current prospectuses and in current printed sales literature approved by or deemed approved by the Distributor.

     (b) The parties hereto represent and warrant that (i) they have examined and tested their systems and made reasonable inquiry of their business partners and other entities with whom they conduct business with respect to Year 2000 problems and (ii) their ability to perform their obligations under this Agreement will not be interrupted or disrupted as a result of any business interruptions or other business problems relating to specific dates or days before, during and after the Year 2000.

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7.   TERMINATION.

     This agreement shall terminate as to the sale and issuance of new
     Contracts:

     (a) at the option of either the Company, the Distributor or OFS, upon sixty days advance written notice to the other parties;

     (b) at the option of the Company, upon one week advance written notice to the Distributor and OFS, if Fund shares are not available for any reason to meet the requirement of Contracts as determined by the Company (reasonable advance notice of election to terminate shall be furnished by Company);

     (c) at the option of either the Company, the Distributor or OFS, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, an Account, the Company, OFS or the Distributor by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

     (d) upon the determination of the Accounts to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts (the Company will give 60 days written notice to OFS and the Distributor of any decision to replace the Fund's shares);

     (e) upon assignment of this Agreement, unless made with the written consent of all other parties hereto;

     (f) if Fund shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium for Contracts issued or to be issued by the Company (prompt notice shall be given by the appropriate party should such situation occur).

8.   CONTINUATION OF AGREEMENT.

     Termination as the result of any cause listed in Section 7 shall not affect Distributor's obligation to furnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium unless such further sale of Fund shares is prohibited by law or the SEC or other regulatory body.

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9.   ADVERTISING MATERIALS; FILED DOCUMENTS.

     (a) Advertising and sales literature with respect to the Fund prepared by the Company or its agents for use in marketing its Contracts, other than any materials that merely reference the Funds' names, will be submitted to Distributor or its designee for review before such material is submitted to any regulatory body for review. No such material shall be used if the Distributor or its designee reasonably object to such use in writing, transmitted by facsimile within five business days after receipt of such material.

     (b) The Distributor will provide additional copies of the Fund's financials as soon as available to the Company and at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to the Fund promptly after the filing of such document with the SEC or other regulatory authorities. At the Distributor's request, the Company will provide to the Distributor at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to the Account promptly after the filing of such document with the SEC or other regulatory authority.

     (c) The Distributor will provide via Excel spreadsheet diskette format or in electronic transmission to the Company at least quarterly portfolio information necessary to update Fund profiles within fourteen (14) business days following the end of each quarter.

10.  PROXY VOTING.

     (a) The Company shall provide pass-through voting privileges on Fund shares held by registered separate accounts to all Contract owners to the extent the SEC continues to interpret the 1940 Act as requiring such privileges. The Company shall provide pass-through voting privileges on Fund shares held by unregistered separate accounts to all Contract owners.

     (b) The Company will distribute to Contract owners, as appropriate, all proxy material furnished by the Distributor and will vote Fund shares in accordance with instructions received from such Contract owners. If and to the extent required by law, the Company, with respect to each group Contract and in each Account, shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners.

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11.  INDEMNIFICATION.

     (a) The Company agrees to indemnify and hold harmless OFS, the Funds and the Distributor, and their respective directors, officers, employees, agents and each person, if any, who controls OFS or the Distributor within the meaning of the Securities Act of 1933 (the "1933 Act") against any losses, claims, damages or liabilities to which the Distributor or OFS or any such director, officer, employee, agent, or controlling person of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectus or sales literature of the Company or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund) of the Company or its agents, with respect to the sale and distribution of Contracts for which Fund shares are the underlying investment. The Company will reimburse any legal or other expenses reasonably incurred by the Distributor, the Fund or OFS or any such director, officer, employee, agent, investment adviser, or controlling person of them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to the Company by the Fund specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by OFS or the Distributor in the performance of its duties or OFS' or the Distributor's reckless disregard of obligations or duties under this Agreement or to the Company, whichever is applicable. This indemnity agreement will be in addition to any liability, which Company may otherwise have.

     (b) The Distributor and OFS agree to indemnify and hold harmless the Company and its directors, officers, employees, agents and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectuses or sales literature of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or material fact required to be stated therein or necessary to make the statements therein not misleading. The Distributor will reimburse any legal or other expenses reasonably incurred by the Company or any

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          such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Distributor will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectuses which are in conformity with written materials furnished to the Fund by the Company specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence of the Company.

     (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

12.  MISCELLANEOUS.

     (a) AMENDMENT AND WAIVER. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

     (b) NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

     To   the Company:

                                Aetna Insurance Company of America
                                151 Farmington Avenue
                                Hartford, Connecticut 06156

                                Attention: Julie E. Rockmore, Counsel

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     To OFS:

                                OppenheimerFunds Services
                                6803 South Tucson Way
                                Englewood, Colorado 80112

                                Attention: Mark Barry

     To the Distributor:

                                OppenheimerFunds Distributor, Inc.
                                Two World Trade Center, 34th Floor
                                New York, New York 10048

                                Attention: Andrew J. Donohue

     Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

     (c) SUCCESSORS AND ASSIGNS. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     (d) COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     (e) SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     (f) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

     (g) GOVERNING LAW. This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut.

     (h) NON EXCLUSIVITY. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

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     (i)  USE OF NAME. Except as otherwise provided in this Agreement, the
          Company shall not use the Oppenheimer name or any trademark or service mark of Oppenheimer without the Distributor's prior written consent. In the event this Agreement is terminated, the Company shall not use Oppenheimer's name, trademark, service mark or any other inference that may be reasonably construed to imply a continuing relationship.

     (j) CONFIDENTIALITY. The terms of this Agreement and the Schedules thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the 15th day of August, 2000.

     AETNA INSURANCE COMPANY OF AMERICA


     By:
     Name:   Laurie M. Tillinghast
     Title:  Pursuant to a Delegation of
             Authority dated August 12, 1998


     OFS

     By:
     Name:
     Title:


     OPPENHEIMERFUNDS DISTRIBUTOR, INC.


     By:
     Name:
     Title:

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                                   SCHEDULE A

                           Variable Annuity Account I
              (Or any future separate accounts - See Section 1(a))

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                                   SCHEDULE B

                   (List of funds available--See Section 1(b))

                         Oppenheimer Bond Fund (Class A)
                 Oppenheimer Capital Appreciation Fund (Class A)
                    Oppenheimer Capital Income Fund (Class A)
                  Oppenheimer Developing Markets Fund (Class A)
                        Oppenheimer Global Fund (Class A)
                      Oppenheimer High Yield Fund (Class A)
             Oppenheimer Main Street Growth & Income Fund (Class A)

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                                   SCHEDULE C

                               Fees to the Company

1.   SERVICE FEE.

     Administrative services to Contract owners shall be the responsibility of the Company solely and shall not be the responsibility of OFS, the Distributor or the Funds. The Funds, the Distributor and OFS recognize the Company as the sole shareholder of Fund shares issued under this Participation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in postage expense and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, OFS agrees to pay to the Company an annual fee of $12.00 per participant per Oppenheimer fund investment account, provided that such fee
does not exceed    % per Oppenheimer investment account on an annual basis. OFS agrees to pay such fee on a quarterly basis. The service fee is intended to compensate the Company for administrative services only and is not intended to constitute payment in any manner for investment advisory or distribution services. Within forty-five (45) days after the end of the year, Company will send a report to Distributor indicating the number of participants during the year and the amount, if any, Company was overpaid by Distributor. In the event of an overpayment, Distributor will deduct any overpaid amount from the next quarterly payment due. Each payment will be accompanied by a statement showing the calculation of the fee payable to Company for the quarter and such other supporting data as may be reasonably requested by Company.

     OFS will make such payments to the Company within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be mutually agreed upon by OFS and the Company.

     Payment of the service fee shall be made only for those participant accounts that are actively funded (i.e., accounts holding at least one full share of an Oppenheimer fund). The payment of this fee shall not apply to loan repayment accounts or forfeiture accounts. The Company shall determine the participant account fee to be paid hereunder by taking the number of actively funded Oppenheimer fund accounts maintained on its recordkeeping system at the end of each month for the calendar quarter and dividing by three. The Company shall then determine whether such per participant account fee for each
Oppenheimer fund omnibus investment account exceeds the     % cap by dividing
the per participant account fee for each Oppenheimer fund omnibus investment account for the quarter, as calculated above, by the assets in each such Oppenheimer fund omnibus investment account for the quarter, as calculated
above. If the fee exceeds      % (    % on an annual basis), the Company shall
only be paid      % of assets

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invested per Oppenheimer fund omnibus investment account for that quarter. The
Company will provide OFS an invoice after the end of each quarter, identifying the broker-dealer of record and representative of record, if applicable, and outlining the number of subaccounts and/or assets subject to the aforementioned fees and OFS will make such payment to the Company within 30 business days of receipt of the invoice. Invoices submitted in excess of 60 days of the time period to which the invoice relates are subject to non-payment.

     Such fee is subject to periodic review of services provided by the Company and cost savings to OFS and may be revised by OFS at any time upon notice to the Company.

2.   12b-1 FEES.

     The prospectus of each Fund provides that the Distributor compensates dealers, brokers, banks and other financial institutions quarterly for providing personal service and maintenance of accounts of their customers that hold Fund shares. In accordance with the Fund's respective plans pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Distributor will make payments to the Company, or to an affiliate as directed by the Company, at an annual rate of
    % (      % quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter. Distributor will make such payments to the Company or its affiliate within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company or its affiliate for the quarter and such other supporting data as may be mutually agreed upon by the Distributor and the Company.

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